Exhibit 10.33

MF GLOBAL LTD.

2007 LONG TERM INCENTIVE PLAN

NON-EXECUTIVE CHAIRMAN

RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT sets forth the terms and conditions of the award (this “Award”) granted to the recipient set forth in Section 2 (the “Grantee”) by MF Global Ltd., a Bermuda exempted company (the “Company”), under the MF Global Ltd. 2007 Long Term Incentive Plan (the “Plan”), of Restricted Shares of the Company (the “Director Shares”) on the terms and conditions set forth herein.

1. The Plan. This Award is made pursuant to the Plan, a copy of which has been furnished to the Grantee, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

2. Award. Effective as of the date set forth below (the “Grant Date”), the Company hereby grants to the Grantee the following number of Director Shares under the Plan as compensation for the Grantee’s services to the Company as the Non-Executive Chairman of the Board:

Name of Grantee: Alison J. Carnwath

Grant Date: [IPO Date]

Number of Director Shares: [Proposed number would equal $3,000,000 divided by the price per Share in the IPO]

THIS AWARD OF DIRECTOR SHARES IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT.

3. Consideration. The Director Shares are awarded without the payment of any additional consideration by the Grantee in recognition of the services the Grantee is performing for the Company.

4. Vesting. Except as otherwise provided in Sections 5 and 6, the Director Shares will vest in full on the third anniversary of the Grant Date (the “Vesting Date”).

5. Termination of Services. Unless the Committee determines otherwise, subject to Section 6, if the Grantee’s service on the Board ceases for any reason before the Vesting Date, then all of the Grantee’s unvested Director Shares will immediately be cancelled by or revert to the Company and the Grantee will forfeit any rights or interests in such unvested Director Shares, except as follows:

(a) Death or Disability. Notwithstanding any other provision of this Award Agreement and the Plan, if the Grantee dies while Grantee is on the Board or ceases to serve on the Board due to the Grantee’s Disability, then as soon as practicable after the date of such event (and after such documentation as may be requested by the Committee is provided to the Committee), all the Grantee’s Director Shares will become vested. For purposes of this Award, “Disability” means your absence from your responsibilities with the Company for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury.

(b) Resignation. If the Grantee voluntarily resigns from the Board, other than as provided in Section 5(c) below, the Director Shares will vest on a pro rata basis calculated by multiplying (i) the number of Director Shares subject to this Award by (ii) the greater of (A) one-third and (B) a fraction, the numerator of which is the number of days that have elapsed from and including the Grant Date through the effective date of the Grantee’s cessation of services, and the denominator of which is 1,095, and unless otherwise determined by the Committee in its sole discretion, the remainder of the Director Shares will immediately be cancelled by the Company and the Grantee will forfeit any rights or interests in such unvested Director Shares; provided that if the Grantee resigns with the prior written consent of the Nominating and Governance Committee of the Board, the Director Shares will vest in full as of the effective date of the Grantee’s cessation of services.

(c) Retention Payment. If the Grantee becomes entitled to the Retention Payment under the letter from the Company to the Grantee dated July 5, 2007, all of Grantee’s Director Shares will become vested as of the effective date of the Grantee’s cessation of services.

Any Director Shares forfeited by the Grantee pursuant to this Section 5 will be repurchased by the Company from the Grantee for nominal consideration in an amount and form to be determined by the Committee in its sole discretion. In the event the vesting of this Award is accelerated pursuant to this Section 5, the terms of Annex A will apply to the extent applicable.

6. Change in Control. Notwithstanding any other provision of this Agreement or the Plan, upon a Change in Control, all of the Grantee’s outstanding Director Shares will vest in full in accordance with Section 13 of the Plan and the terms of Annex A will apply.

7. Section 83(b) Election. The Grantee hereby acknowledges that the Grantee has been informed that, with respect to the grant of the Director Shares, to the extent applicable, the Grantee may file an election (the “Election”) with the U.S. Internal Revenue Service, within 30 days of the grant of the Director Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Director Shares on the Grant Date. This will result, to the extent applicable, in a recognition of taxable income to the Grantee on the Grant Date, equal to the fair market value of the Director Shares on such date. Absent an Election, to the extent applicable, taxable income will be measured and recognized by the Grantee at the time or times on which the Director Shares vest. The Grantee is hereby encouraged to seek the advice of the Grantee’s own tax consultants in connection with this Award and the advisability of filing of the Election. An example of the Election is attached as Annex B hereto. THE GRANTEE UNDERSTANDS THAT ANY U.S. TAXES PAID AS A RESULT OF THE FILING OF THE ELECTION MIGHT NOT BE RECOVERED IF UNVESTED DIRECTOR SHARES ARE

FORFEITED TO THE COMPANY. THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF. THE GRANTEE MUST NOTIFY THE COMPANY AT THE TIME IT FILES ANY ELECTION. IN ADDITION, THE GRANTEE WOULD BE REQUIRED TO SATISFY WITHHOLDING TAXES, IF ANY, AT THE TIME OF SUCH ELECTION.

8. Issue of Director Shares. Each certificate or other evidence of ownership issued in respect of Director Shares awarded hereunder will be deposited with the Company, or its designee, together with, if requested by the Company, a stock power or share transfer form executed in blank by the Grantee, and will bear a legend disclosing the restrictions on transferability imposed on such Director Shares by this Agreement (the “Restrictive Legend”) and such other restrictive legends as may be required pursuant to Section 9. Upon the vesting of the Director Shares in accordance with this Agreement, the certificates evidencing such vested Director Shares, not bearing the Restrictive Legend (but still bearing any other legends that may be required pursuant to Section 9), will be delivered to the Grantee or other evidence of vested Director Shares will be provided to the Grantee. The Company may reasonably postpone the issue of Director Shares and/or the delivery of certificates or other evidence of vested Director Shares until it receives satisfactory proof that such issue and delivery will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, or the requirements of applicable state or foreign law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. The Grantee understands that the Company is under no obligation to register or qualify the Director Shares with the SEC, any state securities commission or any stock exchange to effect such compliance, other than that at or prior to grant a Form S-8 will be filed to register the Director Shares.

9. Lock-Up Agreement; Legends and Trading Policies. The Grantee agrees that, if requested by the Company in connection with an initial public offering, the Grantee will not sell, offer for sale, or otherwise dispose of the Director Shares for such period of time as is determined by the Board, provided that at least a majority of the Company’s directors and officers who hold Shares at such time are similarly bound. The Company may affix to certificates representing Director Shares issued pursuant to this Agreement any legend in addition to the Restrictive Legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which the Grantee may be subject under a separate agreement with the Company and its Subsidiaries or Affiliates). The Company may advise the transfer agent to place a stop order against any legended Shares. To the extent applicable, the Grantee agrees that he or she will not sell, transfer by any means or otherwise dispose of the Director Shares except in accordance with Company’s insider trading policy regarding the sale and disposition of securities owned by employees and/or directors of the Company.

10. Non-Transferability of Director Shares. Except as otherwise may be provided by the Committee, unvested Director Shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), in any manner except by will or the laws of descent and distribution, and any attempt to transfer the Director Shares in violation of this Section 10 will be null and void.

11. Privileges of Share Ownership. Subject to Section 10, effective upon Grant Date, the Grantee will have all rights of a shareholder with respect to such Director Shares, including voting rights and rights to dividends, if any, at the time such dividends are paid to the Company’s other shareholders.

12. Entire Agreement. The Plan is incorporated herein by reference. This Agreement, the Plan and any such other documents as may be executed in connection with the issue of the Director Shares constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement will lie within its sole and absolute discretion, as the case may be, and will be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

13. No Obligation to Serve. Nothing in the Plan or this Agreement will confer on the Grantee any right to continue to serve as a director of, or to continue in any other relationship with, the Company, any Subsidiary or any Affiliate, or limit in any way the right of the Company or its shareholders to terminate the Grantee’s service or other relationship at any time for any reason.

14. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Vice President – Human Resources of the Company at its principal corporate offices in New York, New York (United States of America). Any notice required to be given or delivered to the Grantee will be in writing and addressed to the Grantee at the address last on the records of the Company. All notices will be deemed to have been given or delivered upon: personal delivery; three days after deposit in the United States mail by certified or registered mail (return receipt requested); two business days after deposit with any return receipt express international courier (prepaid); one business day after deposit with any return receipt express United States courier (prepaid); or one business day after transmission by facsimile.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, all the provisions of the Plan and this Agreement will be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

16. Adjustments. In the event of any change in the issued and outstanding shares of the Company after the Grant Date or any other event described in Section 5 of the Plan occurring after the Grant Date, the Board or the Committee will make such equitable substitution or adjustment (including cash payments) as provided for under Section 5 of the Plan in order to preserve the value of the Grantee’s Award.

17. Binding Effect. Any action taken or decision made in good faith by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement will lie within its sole and absolute discretion, as the case may be, and prior to a Change in Control will be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

18. Section 409A/Delay in Payment. If any compensation provided by this Agreement may result in the application of Section 409A of the Code, the Company will, in consultation with the Grantee, modify the Agreement in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to the Grantee.

19. Arbitration/Choice of Forum.

(a) Any dispute, controversy or claim between the Company and the Grantee, arising out of or relating to or concerning the Plan or this Agreement, will be finally settled by arbitration in New York, New York (United States of America) before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), in London, England before the International Centre for Dispute Resolution in accordance with the commercial arbitration rules of the American Arbitration Association. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of Sections 19(b) and (c) below.

(b) THE COMPANY AND THE GRANTEE HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY COURT LOCATED IN LONDON, ENGLAND OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 19(a) OF THIS AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and the Grantee acknowledge that the forum designated by this Section 19(b) has a reasonable relation to the Plan, this Agreement, and to the Grantee’s relationship with the Company. Notwithstanding the foregoing, nothing herein will preclude the Company or Grantee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 19.

(c) The agreement by the Grantee and the Company as to forum is independent of the law that may be applied in the action, and the Grantee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Grantee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Grantee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 19(b). The Grantee and the Company undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 19. The Grantee and (subject to the last sentence of Section 19(a)) the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Grantee and the Company.

(d) The Grantee irrevocably appoints the Secretary of the Company as the Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Agreement which is not arbitrated pursuant to the provisions of Section 19(a), who will promptly advise the Grantee of any such service of process.

(e) The Grantee and the Company hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 19, except that either party may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to its legal counsel (provided that such counsel agrees not to disclose any such information other than as reasonably necessary to the prosecution or defense of the dispute), or as may be required by law or legal process after providing the other party with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law). Nothing in this Agreement prohibits the Grantee from providing truthful testimony concerning the Company and its Subsidiaries or the Company from providing truthful testimony concerning the Grantee to governmental, regulatory or self-regulatory authorities.

(f) The Grantee recognizes and agrees that prior to the grant of this Award the Grantee has no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, the Grantee expressly waives any right, prior to a Change in Control, to contest the amount of this Award, terms of this Agreement, or any determination, action or omission hereunder or under the Plan made or taken in good faith by the Committee, the Company or the Board, or any amendment to the Plan or this Agreement (other than an amendment to which the Grantee’s consent is expressly required by Section 14 of the Plan) and the Grantee expressly waives any claim related in any way to the Award including any claim based on any promissory estoppel or other theory in connection with this Award and the Grantee’s employment with the Company.

20. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (UNITED STATES OF AMERICA) WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on the date indicated below, effective as of the Grant Date.

MF GLOBAL LTD.

By:
Name:
Title:

Date:

Accepted and Agreed:

Alison J. Carnwath

Annex A

A. Effect of Excise Tax and Limits on Golden Parachute Payments.

(i) Gross Up Payment. If there is a change in ownership or control of MF Global Ltd. or any other member of the MF Global Ltd. (the “Company”) and its affiliates (together with the Company, the “Company Group”) that causes any payment or distribution by any member of the Company Group or any other person or entity to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section A) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that you are entitled to a Gross-Up Payment but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the Payments, then the Payments will be reduced to the maximum amount that would not result in the imposition of the Excise Tax. (You will be entitled to elect the order in which amounts are reduced.)

(ii) Determination of the Gross-Up Payment. Subject to the provisions of Section A, all determinations required to be made under this Section A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to you (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment with respect to which you in good faith believe a Gross-Up Payment may be due under this Section A, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section A, shall be paid by the Company to you within 5 days of the later of (1) the due date for the payment of any Excise Tax, and (2) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the U.S. Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section A(iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit. The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment, but subject to Section A(iv) below an amount shall not be required to be repaid if it has been paid to taxing authorities until a refund is received.

(iii) Procedures. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(a) give the Company any information reasonably requested by the Company relating to such claim,

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c) cooperate with the Company in good faith in order effectively to contest such claim, and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section A(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided that (A) if the Company directs you to pay such claim and sue for a refund, to the extent permitted by law, the Company shall pay such amount on your behalf (and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such amount or with respect to any imputed income with respect to such amount); and (B) any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the U.S. Internal Revenue Service or any other taxing authority, and the Company will pay or reimburse any reasonable attorney’s fees you incur as a result of settling or contesting any such issue.

(iv) Refund. If, after your receipt of an amount from the Company pursuant to Section A(i) or A(iii), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company complying with the requirements of Section A(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto), but only to the extent the repayment obligations would not be a violation of Section 402 of the Sarbanes-Oxley Act of 2002.

(v) Without extending any time period set forth on this Annex A, (1) the Gross-Up Payment due hereunder shall in no event be made later than the end of the calendar year next following the calendar year in which Employee pays the related tax, and (2) the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability shall in no event be made later than the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority (or if no taxes are remitted as a result of such audit or litigation, the end of the calendar year next following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).

Annex B

Election Under Section 83(b) of the

Internal Revenue Code of 1986

(To Be Filed No Later Than 30 Days Following the Property

Transfer Date With the Internal Revenue Office With Which

the Person Rendering Services Files His or Her Income Tax Return)

I hereby elect under section 83(b) of the Internal Revenue Code of 1986 to include in gross income any excess of fair market value over purchase price with respect to the transfer of the property described below:

1.	Taxpayer Information:
Name
Street Address
City, State, Postal Code
(Country, if not U.S.)

2.	Taxpayer Identification Number:

3.	Tax Year of Election: Calendar year [20 ]

4.	Description of Property: Common Shares of MF Global Ltd. (the “Company”), par value $1.00 per Share (the “Restricted Shares”)

5.	Date of Property Transfer: [ , 20 ]

6.	Nature of Property Restrictions: the Restricted Shares may not be transferred and may be forfeited if the Taxpayer ceases to provide services to the Company under certain circumstances. These restrictions lapse upon the satisfaction of certain conditions contained in the relevant agreement.

7.	Fair Market Value at the Time of Transfer: $[ ]

8.	Amount (if any) Paid for Property: No cash payment

9.	Copies of Election: In accordance with section 1.83-2(d) of the Income Tax Regulations, a copy of this election has been furnished to the person for whom the services are performed and to the recipient of the transferred property where that recipient is other than the person performing the services.

Dated: [            , 20__].

___________________

Name